Exhibit 99.1

News Release

MEDQUIST RECEIVES NASDAQ STAFF DETERMINATION

MARLTON, N.J.—(BUSINESS WIRE)—March 31, 2004—MedQuist Inc. (NASDAQ:MEDQ) today announced that on March 30, 2004, it received a Nasdaq Staff Determination letter indicating that the company’s common stock is subject to delisting from The Nasdaq National Market as a result of the company’s failure to file its Form 10-K Annual Report, as required by Nasdaq Marketplace Rule 4310(c)(14).  The common stock will be delisted at the opening of business on April 8, 2004 unless MedQuist requests a hearing on the matter before a Nasdaq Listing Qualifications Panel.  MedQuist will submit a request for a hearing prior to that deadline.  There can be no assurance that the Listing Qualifications Panel will agree with the company’s request to continue the listing of MedQuist’s common stock on The Nasdaq National Market.

The Nasdaq staff also informed the company that as a result of its filing delinquency, from the opening of trading on April 1, 2004, MedQuist’s trading symbol will carry the additional letter “E” and will be MEDQE.

If the company’s common stock is delisted from The Nasdaq National Market, it will not be eligible immediately to trade on the Over-the-Counter Bulletin Board because MedQuist is not at this time current in its reporting obligations under the Securities Exchange Act of 1934.  There can be no assurance that the company will become current in its reporting obligations.

The statements above regarding the outcome of the Listing Qualifications Panel hearing, MedQuist’s ability to become current on its reporting obligations, MedQuist’s ability to list on the Over-the-Counter Bulletin Board, and any other expectations or anticipated events are “forward-looking” statements within the meaning of the securities laws and regulations.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.

About MedQuist:

MedQuist is a leading provider of electronic medical transcription, health information and document management services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services. MedQuist is a member of the Philips Group of Companies.

For more information contact: Brian J. Kearns, Chief Financial Officer, MedQuist Inc., 856-810-8000 ext. 4418